Exhibit 99.1

NEWS RELEASE Company Contact: Tony Trunzo +1 503.498.3547 www.flir.com

FLIR Systems Announces Acquisition of the Stock of Raymarine Holdings

PORTLAND, OR – May 14, 2010 – FLIR Systems, Inc. (NASDAQ:FLIR) announced today that it has entered into a definitive agreement with the Administrator of Raymarine plc to acquire all of the outstanding shares of its wholly owned subsidiary, Raymarine Holdings Limited. The transaction value of approximately $180 million includes repayment of all of Raymarine’s indebtedness and approximately $24 million in proceeds to Raymarine plc which is equivalent to 20 pence per ordinary share. The acquisition represents the entire business operations of Raymarine and its subsidiaries.

Raymarine, a world leader in the marine electronics industry, provides the most comprehensive range of electronic equipment for the recreational boating and light commercial marine markets. For the twelve months ended December 31, 2009, Raymarine reported revenue of approximately $170 million.

The acquisition furthers FLIR’s strategy in the marine market by dramatically increasing its maritime distribution network with the addition of Raymarine’s 1,000 dealer outlets and 400+ marine OEMs, nearly all of which are additive to FLIR’s existing distribution. FLIR plans to expand Raymarine’s product line breadth by integrating thermal imaging cameras with Raymarine’s display, radar and autopilot product lines to create the broadest, most effective, and easiest to use suite of products in the marine electronics industry.

“We are pleased to announce this strategically compelling transaction,” commented Earl Lewis, President and CEO of FLIR. “Raymarine is a leading brand in the industry and has an outstanding reputation for high quality marine electronics equipment. When fully integrated, we expect to have a significant marine electronics business as part of our Commercial Systems business. I welcome Raymarine’s employees to FLIR.”

FLIR anticipates this transaction will be neutral to 2010 earnings, excluding one-time charges, and accretive in subsequent years.

FLIR Systems Announces Acquisition of the Stock of Raymarine Holdings

May 14, 2010

About FLIR Systems

FLIR Systems, Inc. is a world leader in the design, manufacture, and marketing of thermal imaging and stabilized camera systems for a wide variety of thermography and imaging applications including condition monitoring, research and development, manufacturing process control, airborne observation and broadcast, search and rescue, drug interdiction, surveillance and reconnaissance, navigation safety, border and maritime patrol, environmental monitoring and ground-based security. Visit the Company’s web site at www.FLIR.com.

About Raymarine

Raymarine is a world leader in the supply of electronic products for the recreational and light commercial marine markets. It manufactures a comprehensive range of marine navigation, communication and safety products including multifunction displays, radars, autopilots, cameras, fishfinders, GPS enabled chartplotters, automatic identification systems and instruments. The Raymarine Group is headquartered in Portsmouth, United Kingdom and maintains offices in the United States, Australia, Singapore, France, Germany and Italy.

Forward-Looking Statements

The statements in this press release by Earl Lewis and the statements regarding the expansion of FLIR’s distribution network, expansion of Raymarine’s product line breadth, anticipated cost savings through integrated operations, sales, marketing, and general and administrative functions, the estimate of one-time charges, and the expectation that the transaction will be neutral to 2010 earnings and accretive in subsequent years, are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s and Raymarine’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: the possibility that the transaction will not close or that the closing may be delayed, the possibility that the Company will experience difficulties in the integration of the operations, employees, strategies, technologies and products of Raymarine if the transaction does close, the potential inability to realize expected benefits and synergies, changes in demand for the Company’s products, product mix; the timing of customer orders and deliveries, the impact of competitive products and pricing, constraints on supplies of critical components, excess or shortage of production capacity, the ability of the Company to manufacture and ship products in the time period required, actual purchases under agreements, and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.